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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Edge Petroleum Corporation:

We consent to the use of our report dated March 14, 2003, except as to Note 14 which is as of August 28, 2003, with respect to the consolidated balance sheets of Edge Petroleum Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the two-year period ended December 31, 2002, incorporated by reference herein and to the reference of our firm under the heading "Experts" in the Post-Effective Amendment No. 1 on Form S-8 to Form S-4.

Our report refers to a change in the method of accounting for derivative instruments effective January 1, 2001.


                                                              /s/ KPMG LLP


Houston, Texas
December 4, 2003